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          AMENDMENT TO TRANSFER AND DIVIDEND DISBURSING AGENT AGREEMENT

                                     BETWEEN

                        NATIONWIDE SEPARATE ACCOUNT TRUST

                                       AND

                       NATIONWIDE INVESTORS SERVICES, INC.

This amendment, made this 1st day of May, 1999, by and between NATIONWIDE SEPARATE ACCOUNT TRUST (formerly Nationwide Separate Account Money Market Trust), a Massachusetts business trust, hereinafter called the "Trust," and NATIONWIDE INVESTORS SERVICES, INC. (formerly Heritage Financial Services, Inc.), an Ohio corporation, hereinafter called the "Agent."

WITNESSETH:

WHEREAS, the Trust and the Agent have entered into a Transfer and Dividend Disbursing Agent Agreement on November 1, 1981, which has been previously amended; and

WHEREAS, the parties desire to amend such Agreement to change the fees paid to Agent;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, it is agreed as follows:

1. Exhibit A, Schedule of Fees, is hereby amended in the form attached hereto effective May 1, 1999.

2. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed as of the day and year first above written.


                              NATIONWIDE SEPARATE ACCOUNT TRUST


                              ------------------------------------------
                              Name: James F. Laird
                              Title: Treasurer


                              NATIONWIDE INVESTOR SERVICES, INC.

                              ------------------------------------------
                              Name: Christopher A. Cray
                              Title: Treasurer

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                                    EXHIBIT A

                                SCHEDULE OF FEES

                              Effective May 1, 1999

For the services specified in the Agreement, the Trust shall pay the Agent a fee, computed daily and payable monthly, calculated at an annual rate of 0.01% of each of the following Fund's average daily net assets:

Total Return Fund
Capital Appreciation Fund
Government Bond Fund
Money Market Fund
Nationwide Small Company Fund
Nationwide Balanced Fund
Nationwide Equity Income Fund
Nationwide Global Equity Fund
Nationwide High Income Bond Fund
Nationwide Multi Sector Bond Fund
Nationwide Small Cap Value Fund
Nationwide Select Advisers Mid Cap Fund
Nationwide Select Advisers Small Cap Growth Fund
Nationwide Strategic Growth Fund
Nationwide Strategic Value Fund
Nationwide Income Fund

The fee listed is payable on or before the 10th day of each succeeding month.

In addition, the Trust shall pay the Agent reimbursement for the out-of-pocket expenses, including postage, telephone, forms, supplies and counsel.

Special extraordinary projects shall be performed by the Agent at rates to be determined and agreed upon by the parties, based on time and effort involved.